Exhibit 99.4

GOVEN Intelligence Holdings Limited 加乎智德控股有限公司

Date: March 26, 2025

BUUU Group Limited
Flat B, 16/F, Ford Glory Plaza

37 Wing Hong Street

Cheung Sha Wan,

Hong Kong

Re: BUUU Group Limited

Dear Sirs/Madams,

We understand that BUUU Group Limited (the “Company”) plans to file a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with its proposed initial public offering (the “Proposed IPO”).

We hereby consent to the references to our name and the inclusion of information, data and statements from our research reports and amendments thereto (collectively, the “Reports”), and any subsequent amendments to the Reports, as well as the citation of our research reports and amendments thereto, in the Registration Statement and any amendments thereto, in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), on the websites of the Company and its subsidiaries and affiliates, in institutional and retail road shows and other activities in connection with the Proposed IPO, and in other publicity materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

For and on behalf of

GOVEN Intelligence Holdings Limited

/s/ Ian Chen

Ian Chen

Partner